EXHIBIT 10.74
FIRST AMENDMENT TO THE
USEC INC. EXECUTIVE SEVERANCE PLAN
     WHEREAS, the USEC Inc. Executive Severance Plan (the “Plan”) was adopted effective as of July 31, 2008; and
     WHEREAS, an amendment to the Plan is desired in order to make certain changes to the restrictions in the Plan governing confidentiality, non-solicitation and non-competition by Participants and to make other minor updates to the Plan;
     NOW THEREFORE, the Plan is amended as follows:
1.	Section 3.6(a) and 3.6(b) of the Plan is amended and restated to read as follows:
“(a)	Confidentiality. The Participant shall hold in a fiduciary capacity for the benefit of the Company all secret, proprietary, or confidential materials, knowledge, data or any other information relating to the Company or any of its affiliated companies, and their respective businesses (“Confidential Information”), which shall have been obtained by the Participant during the Participant’s employment by the Company or any of its affiliated companies and that shall not have been or now or hereafter have become public knowledge (other than by acts by the Participant or representatives of the Participant in violation of this Section 3.6). While employed by the Company or an affiliated company and (a) for a period of five years thereafter with respect to Confidential Information that does not include trade secrets, and (b) any time thereafter with respect to Confidential Information that does include trade secrets, the Participant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to anyone other than the Company and those designated by it.

(b)	Non-Solicitation and Non-Competition. The Participant shall not, at any time while employed by the Company and during the one-year period after the Participant’s termination of employment (the “Restriction Period”), (i) engage or become interested as an owner (other than as an owner of less than five percent (5%) of the stock of a publicly owned company), stockholder, partner, director, officer, employee (in an executive capacity), consultant or otherwise in any business that is competitive with the uranium enrichment business conducted by the Company or any of its affiliated companies during the term of the Plan or as of the date of the Participant’s termination of employment, as applicable; (ii) engage in any activity in competition with or against the uranium enrichment business conducted by the Company or any of its affiliated companies during the term of the Plan or as of the date of the Participant’s termination of employment, as applicable; or (iii) recruit, solicit for employment, hire or engage any employee or consultant of the Company or any of its affiliated companies or any person who was an employee or consultant of the Company or any of its affiliated companies within two (2) years prior to the date of the Participant’s termination of employment. For purposes of this Section 3.6, a business that is competitive with the uranium enrichment business conducted by the Company or any of its affiliated companies shall include, but not be limited to, Louisiana Energy Services Inc. (LES), AREVA SA, AREVA, Inc., Urenco Ltd., Urenco, Inc., Cogema, Enrichment Technology Company Limited, TENEX, GLE (Global Laser Enrichment), Cameco, and any subsidiary or affiliate thereof engaged in a business that is competitive with the uranium enrichment business conducted by the Company or any of its affiliated companies, and any contractor or subcontractor to any of these businesses (with respect to activities by such contractor or subcontractor that are competitive with the uranium enrichment business conducted by the Company or any of its affiliated companies). The Participant acknowledges that these provisions are necessary for the Company’s protection and are not unreasonable, since the Participant would be able to obtain employment with companies whose businesses are not competitive with the uranium enrichment business of the Company and its affiliated companies and would be able to recruit and hire personnel other than employees of the Company or any of its affiliated companies. The duration and scope of these restrictions on the Participant’s activities are divisible, so that if any provision of this paragraph is held or deemed to be invalid, that provision shall be automatically modified to the extent necessary to make it valid.”
2.	Section 7.1.6 of the Plan is amended and restated to read as follows:
“7.1.6	“Equity Incentive Plan” means the USEC Inc. 1999 Equity Incentive Plan and/or the USEC Inc. 2009 Equity Incentive Plan, as such plans may be amended from time to time or any successor plan.”
3.	Except as set forth herein, the Plan shall remain in full force and effect.
Executed as of this 28th day of October, 2009

USEC Inc.

By:	/s/ W. Lance Wright
W. Lance Wright
	Title:	Senior Vice President, Human Resources and Administration